                                                                      EXHIBIT 12

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                YEARS ENDED DECEMBER 31,
                                                            --------------------------------
                                                            1999   1998   1997   1996   1995
                                                            ----   ----   ----   ----   ----
Income (loss) from continuing operations..................  $(63)  $116   $234   $ 82   $ 90
Add:
  Interest................................................   106     69     58     60     44
  Portion of rentals representative of interest factor....    11     10     10     12     11
  Preferred stock dividend requirements of majority-owned
     subsidiaries.........................................    22     27     21     21     23
  Income tax expense and other taxes on income............    82     13     80     79     91
  Amortization of interest capitalized....................    --     --     --     --     --
  Undistributed (earnings) losses of affiliated companies
     in which less than a 50% voting interest is owned....    --     --     --     --     --
                                                            ----   ----   ----   ----   ----
          Earnings as defined.............................  $158   $235   $403   $254   $259
                                                            ====   ====   ====   ====   ====
Interest..................................................  $106   $ 69   $ 58   $ 60   $ 44
Interest capitalized......................................    --     --     --     --     --
Portion of rentals representative of interest factor......    11     10     10     12     11
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis.........................    35     30     16     37     44
                                                            ----   ----   ----   ----   ----
          Fixed charges as defined........................  $152   $109   $ 84   $109   $ 99
                                                            ====   ====   ====   ====   ====
Ratio of earnings to fixed charges........................  1.04   2.16   4.80   2.33   2.62
                                                            ====   ====   ====   ====   ====